THE LAW OFFICES OF
THOMAS C. COOK, LTD.
ATTORNEY AND COUNSELOR AT LAW
500 N. RAINBOW BLVD., SUITE 300
LAS VEGAS, NEVADA 89107
(702) 221-1925
FAX (702) 221-1963
October 30, 2013

To:	Frontier Beverage Company, Inc.

Re:	Legal Opinion of the Sales of Non-Issuer shares of Common stock of Frontier Beverage Company, Inc.

Gentlemen:

We have acted as special counsel to Frontier Beverage Company, Inc., a Nevada corporation (the "Company"), in connection with the preparation for filing with the U. S. Securities and Exchange Commission of a Registration Statement on Form S-8 ("Registration Statement") under the Securities Act of 1933, as amended.  The Registration Statement relates to the registration of 21,000,000 shares ("Shares") of the Company's common stock, par value $0.001 per share ("Common Stock"), for 2013 Professional/Consultant Stock Compensation Plan (“Plan”).

We have examined the Plan and such corporate records, documents, instruments and certificates of the Company, and have reviewed such other documents as we have deemed relevant under the circumstances.  In such examination, we have assumed without independent investigation the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals.  As to certain questions of fact material to this opinion, we have relied without independent investigation upon statements or certificates of public officials and officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares issued pursuant to the Plan shall be legally issued, fully paid and non-assessable.

The opinions herein expressed are qualified to the extent that the resales of the shares may be subject to or affected by present or future compliance with State or Federal securities laws, bankruptcy, insolvency, reorganization or other laws relating to or affecting the rights of shareholders or creditors of the Company.

This firm has made no independent attempt to verify the facts set forth in this opinion.  Any subsequent information regarding the facts may affect the opinions and conclusions stated herein.  The opinions expressed herein are limited to and conditioned upon the facts as stated and as deemed to be in existence based upon the information provided to this firm by the Company.  These facts are deemed to be accurate as of the date of this letter and this letter and the opinions do not take into consideration any events that may occur subsequent hereto.  Therefore, this firm reserves the right to modify or rescind its opinion if new facts are brought to its attention but has no obligation to expressly inform any holder of this opinion, except the Company.

Be advised that opinion letters from counsel are not binding upon the Commission, regulatory bodies or the courts, and, to the extent that persons relying upon this letter may have knowledge of facts or circumstances which are contrary to or which would alter the conclusions and opinions expressed herein then the opinion(s) would not be applicable.  The various statutory provisions, regulatory citations, administrative interpretations and court decisions which have reviewed and, in some cases, cited here, are necessarily subject to change from time to time.  The opinions expressed herein are based, in part, upon such authorities as they exist as of the date hereof, coupled with and applied to the facts as previously stated which have been provided to this firm by the Company.

No opinion is expressed with respect to any federal or state statute or regulation or with regard to the rules of any self-regulatory authority with which a broker/dealer trading these shares must comply.

In issuing this opinion, we acknowledge that each shareholder of the Company described above, the Company’s transfer agent, and the securities broker/dealers through whom such shareholders may seek to sell their Company shares may rely upon this opinion, and we hereby grant to the Company our authorization and consent to provide a copy of this opinion to any such shareholder, the Company’s transfer agent, or his broker/dealer.

Sincerely, /s/ Thomas C. Cook Thomas C. Cook, Esq.